Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Formation

Starstream Entertainment, LLC	Delaware

Starstream ELP, LLC	Delaware

Starstream Films, LLC	Delaware

SUAD Film, LLC	Delaware